PLAN AND AGREEMENT OF MERGER


THIS PLAN AND AGREEMENT OF MERGER (hereinafter referred to as this "Agreement") dated as of July 1, 1999 is made and entered into by and between Masterpiece Technology Group, a Utah Corporation ("MPTG") and Maplecrest Software Development, Inc., a Connecticut Corporation ("Maplecrest").

W-I-T-N-E-S-S-E-T-H:

WHEREAS, MPTG is a corporation organized and existing under the laws of the State of Utah and is a public reporting corporation; and

WHEREAS, Maplecrest is a private corporation and existing under the laws of the State of Connecticut;

NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Maplecrest shall be merged into MPTG (the "Merger") upon the terms and conditions hereinafter set forth.

ARTICLE I
Merger

1.01 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Date (as defined in Section l.02), Maplecrest shall be merged with and into MPTG in accordance with the General Corporation Law of the States of Connecticut and Utah ("GCL"), whereupon the separate existence of Maplecrest shall cease and MPTG shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the state of Utah. From and after the Effective Time, the status, rights and liabilities of, and the effect of the Merger on, each of the Constituent Corporations which is a party to the Merger and the Surviving Corporation shall be as provided in the GCL. The address of the registered office of MPTG shall be 455 Wards Corner Road, Loveland, Ohio, 45140.

1.02. Filing of Certificate of Merger; Effective Time. As soon as practicable after the satisfaction of the conditions to the consummation of the Merger set forth herein, or waiver thereof, MPTG and Maplecrest will deliver for filing, or cause to be delivered for filing, with the Department of Assessments and Taxation of the State of Connecticut a duly executed Articles of Merger as required by the GCL to effect the Merger. The Merger shall become effective on the date and time when the Articles of Merger has been filed with the Department of Taxation of the State of Connecticut. The date and time of such effectiveness is herein referred to as the "Effective Date".


ARTICLE II
Certificate of Incorporation of MPTG

The Certificate of Incorporation of MPTG as in effect on the date hereof shall be the Certificate of Incorporation of MPTG on the Effective Date without change unless and until amended in accordance with applicable law.


ARTICLE III
Bylaws of MPTG; Board of Directors

3.01 By-Laws. The Bylaws of MPTG in effect on the date hereof shall not be changed, amended or modified without the unanimous consent of the Board of Directors and in accordance with applicable law.


ARTICLE IV
Effect of Merger on Stock of Constituent Corporation

4.01 On the Effective Date, (i) all outstanding shares of Maplecrest common stock, $.001 par value ("Maplecrest Common Stock") shall be converted into one million eight hundred and fifty thousand seven hundred and sixty five (1,850,765) shares or more of MPTG stock, ("MPTG Stock"), so that upon Merger, the Maplecrest shareholders (the "Sellers") shall own 40% of the fully diluted stock of MPTG, except for those shares of Maplecrest Common Stock with respect to which the holders thereof duly exercise their dissenters' rights under Connecticut law, (ii) any fractional Maplecrest Common Stock interests to which a holder of Maplecrest Common Stock would be entitled will be canceled with the holder thereof being entitled to the next highest number of shares of Maplecrest Common Stock which is canceled and (iii) each outstanding share of Maplecrest Common Stock shall be retired and canceled.

4.02 All options and rights to acquire Maplecrest Common Stock under or pursuant to any options or warrants which are outstanding on the Effective Date of the Merger will automatically be converted into equivalent options and rights to purchase that whole number of shares of MPTG Stock into which the number of shares of Maplecrest Common Stock subject to such options or warrants immediately prior to the Effective Date would have been converted in the merger had such rights been exercised immediately prior thereto (with any fractional piece of MPTG Stock interest resulting from the exercise being adjusted to the next highest whole share such holder would have received for any such fraction in the merger had he exercised such warrants or options immediately prior to the Merger). The option price per share of Maplecrest Common Stock shall be the option price per share of MPTG Stock in effect prior to the Effective Date. All plans or agreements of Maplecrest under which such options and rights are granted or issued shall be continued and assumed by MPTG unless and until amended or terminated in accordance with their respective terms.


4.03	(a) MPTG shall act as exchange agent in the Merger.

(b) Prior to, or as soon as practicable, after the Effective Date, MPTG shall mail to each person who was, at the time of mailing or at the Effective Date, a holder of record of issued and outstanding Maplecrest Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of the certificate or certificates, which immediately prior to the Effective Date represented issued and outstanding shares of Maplecrest Common Stock ("Maplecrest Certificates"), in exchange for certificates representing MPTG Stock. Upon surrender of a Maplecrest Certificate for cancellation to MPTG, together with a duly executed letter of transmittal, the holder of such Maplecrest Certificate shall subject to paragraph (f) of this section 4.03 be entitled to receive in exchange therefor a certificate representing that number of shares of MPTG Stock into which Maplecrest Common Stock theretofore represented by the Maplecrest Certificate so surrendered shall have been converted pursuant to the provisions of this Article IV; and the Maplecrest Certificate so surrendered shall forthwith be canceled.

(c) No dividends or other distributions declared after the Effective Date with respect to MPTG Stock and payable to holders of record thereof after the Effective Date shall be paid to the holder of any unsurrendered Maplecrest Certificate with respect to MPTG Stock which by virtue of the Merger are represented thereby, nor shall such holder be entitled to exercise any right as a holder of MPTG Stock until such holder shall surrender such Maplecrest Certificate. Subject to the effect, if any, of applicable law and except as otherwise provided in paragraph (f) of this Section 4.03, after the subsequent surrender and exchange of a Maplecrest Certificate, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which became payable prior to such surrender and exchange with respect to MPTG Stock represented by such Maplecrest Certificate.

(d) If any stock certificate representing MPTG Stock is to be issued in a name other than that in which the Maplecrest Certificate surrendered with respect thereto is registered, it shall be a condition of such issuance that the Maplecrest Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the registered holder of the Maplecrest Certificate surrendered or shall establish to the satisfaction of MPTG that such tax has been paid or is not applicable.

(e) After the Effective Date, there shall be no further registration of transfers on the stock transfer books of Maplecrest of the Shares of Maplecrest Common Stock, or of any other shares of stock of Maplecrest, which were outstanding immediately prior to the Effective Date. If after the Effective Date certificates representing such shares are presented to Maplecrest they shall be canceled and, in the case of Maplecrest Certificates, exchanged for certificates representing MPTG Stock as provided in this Article IV.

(f) No certificates or scrip representing fractional MPTG shall be issued upon the surrender for exchange of Maplecrest Certificates. In lieu thereof, the Exchange Agent shall issue to each holder of Maplecrest Common Stock a whole share of MPTG Stock.

ARTICLE V
Corporate Existence, Maplecrest  and Liabilities of Maplecrest

5.01 On the Effective Date the separate existence of Maplecrest shall cease. Maplecrest shall be merged with and into MPTG in accordance with the provisions of this Agreement. Thereafter, MPTG shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement and all and singular; the rights, privileges, powers and franchises of Maplecrest and MPTG, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in MPTG; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter and effectually the property of MPTG, as they were of the respective constituent entities, and the title to any real estate whether by deed or otherwise vested in Maplecrest and MPTG or either of them, shall not revert to or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities, shall thenceforth attach to MPTG, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

5.02 Maplecrest agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds, assignments and other instruments, and will take or cause to be taken such further or other action as MPTG may deem necessary or desirable in order to vest in and confirm to MPTG title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest, of Maplecrest and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE VI
Officers and Directors of MPTG

6.01 The directors and officers of MPTG at and as of the Effective Date shall be as follows:

Name						Title

Newell D. Crane			Chairman and Chief Executive Officer
G. Richard Gressett		President and Chief Operating Officer, Director
Ed Sachsehdorfer			Chief Financial Officer
Robin H. Hirschfield		Vice President
Margaret Crane			Vice President
Charles S. Bowcock III		Vice President
David Reiss				Vice President
Joseph H. Torella			Vice President
William Coyne			Medical & Board Director
Dave Losciewicz			Vice President
Morris Gorelick			Board Director
David Leytze			Board Director


6.02 MPTG shall nominate and use its best efforts to cause G. Richard Gressett, and a designee of Mr. Gressett, to be elected to the MPTG Board of Directors for a period of four years from the Closing. Newell D. Crane will further agree to vote all of the MPTG Shares held by him, his nominees, affiliates and transferees, in favor of the election of Mr. Gressett and his designee, for a period of four years from the Closing. This provision shall not attach to the MPTG Shares that are publicly sold by Mr. Crane either pursuant to a registration statement or Rule 144 promulgated by the SEC.

ARTICLE VII
Approval by Shareholders; Amendment; Effective Date

7.01 This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote of shareholders in accordance with applicable Connecticut law and are subject to approval by the requisite vote of the board of directors of MPTG in accordance with applicable Utah law. As promptly as practicable after approval of this Agreement by shareholders and directors in accordance with applicable law, duly authorized officers of the respective parties shall make and execute Articles of Merger and a Certificate of Merger and shall cause such documents to be filed with the Secretary of State of Utah and the Secretary of State of Connecticut, respectively, in accordance with the laws of the States of Utah and Connecticut respectively. The Effective Date of the Merger shall be the date on which the Merger becomes effective under the laws of Utah or the date on which the Merger becomes effective under the laws of Connecticut, whichever occurs later.

7.02 The Boards of Directors of Maplecrest and MPTG may amend this Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the merger by the shareholders of Maplecrest shall not (1) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the Maplecrest Common Stock (2) alter or change any term of the Certificate of Incorporation of MPTG, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Maplecrest Common Stock, or MPTG Common Stock.

ARTICLE VIII

	REPRESENTATIONS AND WARRANTIES OF MAPLECREST

Maplecrest represents and warrants to MPTG that:

8.01. Corporate Existence and Power. Maplecrest is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all corporate power, authority and legal right to conduct businesses as they are now being conducted and to own the properties and assets they now own. Maplecrest is duly qualified or licensed to do business as a foreign corporation and are in good standing in every jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.


8.02. Corporate Authorization. Subject to obtaining the shareholder approval required under the GCL (a) Maplecrest has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby,
(b) the Board of Directors of Maplecrest has taken all action required by law, its Articles of Incorporation and By-Laws or otherwise to authorize the execution and delivery by Maplecrest of this Agreement and the performance by Maplecrest of the transactions contemplated hereby, (c) this Agreement has been duly and validly executed and delivered by Maplecrest and no other corporate action is necessary in connection therewith, and (d) this Agreement is a valid and binding agreement of Maplecrest enforceable against Maplecrest in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03. Consents and Approvals of Government Authorities. Except the filing and recordation of a Certificate of Merger as required by the GCL, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, United States or foreign, is required in connection with the execution, delivery and performance of this Agreement by Maplecrest and the consummation of the transactions contemplated hereby.

8.04. No Violation. The execution, delivery and performance of this Agreement by Maplecrest (a) will not violate Maplecrest's Articles of Incorporation or By-Laws, (b) will not violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) (a "Default") under, or result in the termination of or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or other encumbrance upon, any material properties or assets of Maplecrest under, any debt, obligation, contract, lease, commitment, license, permit or other agreement to which Maplecrest is a party or by which it is bound or to which it is subject, nor result in the loss of any rights by Maplecrest, and (c) will not violate any law, judgment, decree, order, regulation or rule of any court or governmental authority.

8.05 Litigation. There are no actions, suits, proceedings or investigations pending against or, to the knowledge of Maplecrest, threatened against Maplecrest or any of the Maplecrest Subsidiaries, before any court or arbitrator
or any governmental body, agency or official, and   Maplecrest does not know or
have reason to know of any basis for any such action, suit, proceeding, investigation or claim.


ARTICLE IX

	REPRESENTATIONS AND WARRANTIES OF MPTG

MPTG represents and warrants to Maplecrest that:


9.01. Corporate Existence and Power. MPTG is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all corporate power, authority and legal right to conduct businesses as they are now being conducted and to own the properties and assets they now own. MPTG is duly qualified or licensed to do business as a foreign corporation and are in good standing in every jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

9.02. Corporate Authorization. Subject to obtaining the shareholder approval required under the GCL (a) MPTG has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, (b) the Board of Directors of MPTG has taken all action required by law, its Articles of Incorporation and By-Laws or otherwise to authorize the execution and delivery by MPTG of this Agreement and the performance by MPTG of the transactions contemplated hereby, (c) this Agreement has been duly and validly executed and delivered by MPTG and no other corporate action is necessary in connection therewith, and (d) this Agreement is a valid and binding agreement of MPTG enforceable against MPTG in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

9.03. Consents and Approvals of Government Authorities. Except for (a) for the requirements of (a) the Exchange Act, (b) the Securities Act (c) applicable state securities laws, and (d) the filing and recordation of a Certificate of Merger as required by the GCL, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, United States or foreign, is required in connection with the execution, delivery and performance of this Agreement by MPTG and the consummation of the transactions contemplated hereby.

9.04. No Violation. The execution, delivery and performance of this Agreement by MPTG (a) will not violate Maplecrest's Articles of Incorporation or By-Laws,
(b) will not violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) (a "Default") under, or result in the termination of or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or other encumbrance upon, any material properties or assets of MPTG under, any debt, obligation, contract, lease, commitment, license, permit or other agreement to which MPTG is a party or by which it is bound or to which it is subject, nor result in the loss of any rights by Maplecrest, and (c) will not violate any law, judgment, decree, order, regulation or rule of any court or governmental authority.

9.05. Validity of MPTG Stock to be Issued. The MPTG Stock to be issued pursuant to the Merger will, upon issuance, be validly issued, fully paid and nonassessable.

9.06. Capitalization of MPTG. The authorized capital stock of MPTG consists of 32,608,308 shares of Common Stock, par value $.001 per share. As of the date hereof, there are issued and outstanding 2,776,148 shares of MPTG Common Stock. As of the Effective Date and including the Merger, there will be 4,626,913 shares of MPTG Common Stock issued and outstanding, including shares issuable under this agreement. All issued and outstanding shares of MPTG Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no other outstanding shares of, no securities convertible into or exchangeable for, no options or other rights (including any pre-emptive rights) to acquire from MPTG, and no other contracts, understandings, arrangements or obligations (whether or not contingent) providing for the issuance or sale by MPTG, directly or indirectly, of any capital stock or other equity or debt security of MPTG, other than pursuant to this Agreement. There are no outstanding contractual obligations of MPTG or any MPTG subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of MPTG Stock or other securities issued by MPTG. No holder of any securities of MPTG has any registration rights with respect thereto and no holder of any shares of capital stock or ownership interest of MPTG is entitled to any dividend or distribution in respect of such capital stock. There are no shares of any class or series of capital stock of MPTG which are currently held by MPTG as treasury shares.

9.07. SEC Filings. MPTG has previously delivered to Maplecrest the following (collectively, the "MPTG Filings"): (a) its annual report on Form 10-K for the year ended 1998, (b) its proxy statements relating to MPTG's meetings of shareholders (whether annual or special) held since June 1998, (c) all of its other reports or registration statements filed with the SEC since March 1998 (including but not limited to quarterly reports on Form 10-Q, current reports on Form 8-K, beneficial ownership reports on Forms 3 and 4, and registrations under
Section 12(g)), (d) all amendments and supplements to the foregoing, and (e) all
Schedule 13D's and amendments thereto received by MPTG. Each of the MPTG Filings, (i) has been timely filed, subject to any allowable extensions, (ii) was prepared in all material respects in accordance with the requirements of the Securities Act of Exchange Act, as the case may be, and the Rules and Regulations thereunder and (iii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The MPTG Filings constitute all of the documents required to be filed with the SEC as of the date hereof.

9.08. No Material Adverse Change. Since December 1998, there has been no material adverse change in the consolidated financial position, business, operations, consolidated results of operations or prospects of MPTG and MPTG Subsidiaries taken as a whole, from that reflected in the MPTG Audited Financial Statements.

9.09 Litigation. The Company is currently in litigation: Del Crane Medical is a subsidiary of Masterpiece. Del Crane Medical currently is a defendant in a claim made by a terminated employee of Del Crane Supply Company. This employee was fired for repeated insubordination, disrespect and refusal to perform his duties. The claim alleges age and disability discrimination. However, the 61 year-old employee had been continuously employed as a warehouse employee and then manager since 1990, including during and after a stroke in the spring of 1992.

It is anticipated that the defendant will move for a summary judgment after deposition of the plaintiff. The Company carries insurance for such matters and the insurance company has agreed to handle this case. Additionally, the terminated employee worked for Del Crane Supply which is not affiliated with Del Crane Medical, which is a subsidiary of Masterpiece.

	Del Crane Medical is currently being investigated by the Office of Inspector General for Health and Human Services for claims submitted since January 1, 1993. Del Crane has had previous audits by Health and Human Services and has been found to be in proper compliance. These audits and investigations are a standard for compliance in the industry today. However, due to the complexity and changing federal regulations, there can be no assurance the Del Crane Medical will be found in compliance as part of this current audit.


ARTICLE X

CONDITIONS TO MPTG'S OBLIGATION
TO MAKE THE MERGER EFFECTIVE


The obligations of MPTG to cause the Merger to become effective are subject to the satisfaction, at or before the Effective Date, of each of the following conditions, all or any of which may be waived by MPTG in whole or in part:

10.01.	Representations and Warranties True; Full Performance.  The
representations and warranties of Maplecrest contained herein, and in the written disclosures heretofore provided by Maplecrest to MPTG in writing, and in all certificates and other documents delivered by Maplecrest to MPTG pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true and accurate as of the date when made and at and as of the Effective Date as though such representations and warranties were made at and as of such date and time. Maplecrest shall have fully performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Date, except as otherwise permitted by this Agreement, and shall have delivered to MPTG a certificate of Maplecrest dated as of the Effective Time, signed by the President and Treasurer of Maplecrest and certifying in such detail as MPTG may reasonably request the fulfillment of the conditions set forth in this Section and the taking of all corporate action required to perform all transactions contemplated by this Agreement.

10.02.	Approval of Maplecrest Shareholders; Appraisal Rights. The approval of the shareholders of Maplecrest of the Maplecrest Proposal, shall be obtained on prior to the Effective Date and the holders of no more than 10% of each class or series of Maplecrest Stock shall have elected to exercise appraisal rights under the GCL.

10.03.	Regulatory Approvals; Litigation.  All permits and consents required by federal and state securities laws shall have been obtained. No legal proceeding by any person shall have been instituted which questions the validity or legality of the transactions contemplated hereby, nor shall any court order or decree have been issued enjoining the transactions contemplated hereby.

10.04.	Material Adverse Changes.  No material adverse change shall have occurred in the business, financial position, results of operations, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, operations or prospects of Maplecrest or Maplecrest Subsidiary since the date of this Agreement, nor shall any event or events have occurred which may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, operations or prospects of Maplecrest.

10.06.	Consents Under Agreements. Maplecrest shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by MPTG pursuant to the Merger to any obligation, right or interest of Maplecrest under any contract, agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable option of MPTG, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations, operations or prospects of Maplecrest or MPTG upon the consummation of the Merger.


ARTICLE XI

CONDITIONS TO MAPLECREST'S OBLIGATION TO
MAKE THE MERGER EFFECTIVE


The obligation of Maplecrest to cause the Merger to become effective is subject to the satisfaction, on or before the Effective Date, of each of the following conditions, all or any of which may be waived by Maplecrest in whole or in part:

11.01. Representations and Warranties True. The representations and warranties of MPTG contained herein and in the Schedules, and in the disclosures heretofore provided by MPTG to Maplecrest in writing, and in all certificates and other documents delivered by MPTG to Maplecrest pursuant hereto or in connection with the transaction contemplated hereby shall be in all material respects true and accurate as of the date when made and at and as of the Effective Date as through such representations and warranties were made at and as of such date and time, MPTG shall have fully performed and complied in all material respects with all obligations required by this Agreement to be performed or complied with by them at or prior to the Effective Date, except as otherwise permitted by this Agreement, and shall have delivered to Maplecrest certificates of MPTG dated as of the Effective Date, signed by the respective President and Treasurer of each of MPTG and certifying in such detail as Maplecrest may reasonably request the fulfillment of the conditions set forth in this Section and the taking of all corporate action required to perform all the transactions contemplated by this Agreement.

11.02. Performance. MPTG shall each have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Effective Date.

11.03. Approval of MAPLECREST Shareholders. The approval of the shareholders of Maplecrest of the Maplecrest Proposal, shall have been obtained by the Effective Date.

11.04. Regulatory Approvals; Litigation. All permits and consents required by state securities laws shall have been obtained. No legal proceeding by any person shall have been instituted which questions the validity or legality of the transactions contemplated hereby, nor shall any court order or decree have been issued enjoining the transactions contemplated hereby.

11.05. Material Adverse Changes. No material adverse change shall have occurred in the business, financial position, results of operations, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, operations or prospects of MPTG and the MPTG Subsidiaries, taken as a whole, since the date of this Agreement, nor shall any event or events have occurred which may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, operations or prospects of MPTG and the MPTG Subsidiaries, taken as a whole.


11.06. Opinion of MPTG Counsel. MPTG shall have delivered to Maplecrest an opinion of counsel to MPTG, dated the Effective Date, in the form reasonably acceptable to Maplecrest and its counsel. Such counsel shall be entitled to rely on opinions of other counsel and certificates of governmental officials and/or officers of MPTG and MPTG Subsidiaries.


ARTICLE XII

ADDITIONAL CONDITIONS TO THE MERGER


12.01. Conditions to the Obligations of Each Party. The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

(i) there shall not be any statute, rule or regulation, which makes consummation of the Merger or performance of any of the transactions contemplated hereby illegal or otherwise prohibited, or any order, decree, injunction or judgment enjoining consummation of the Merger or performance of such transaction; and

(ii) the issuance of the MPTG Stock to be issued in exchange for Maplecrest Stock pursuant to the Merger shall have received all federal and state authorizations necessary to carry out the transactions contemplated thereby.

12.02.	Employment Agreements and Stock Options.

(a)	Prior to the Effective Date, MPTG shall have entered into an Employment
Agreement with G. Richard Gressett (the "Gressett Agreement") effective the Effective Date and providing for the employment of Mr. Gressett for a term of three (3) years from the Effective Date. The Gressett Agreement shall be in form acceptable to both MPTG and Mr. Gressett, and shall provide, among other things, for (i) the employment of Mr. Gressett for a term of three years at a base salary of $250,000 per year; (ii) the grant to Mr. Gressett options under the MPTG Stock Option Plan, (iii) a severance benefit in the event of termination of the agreement or a change in control.

(b)	Prior to the Effective Date, MPTG shall have entered into an Employment
Agreement with Robin H. Hirschfield (the "Hirschfield Agreement") effective the Effective Date and providing for the employment of Ms. Hirschfield for a term of three (3) years from the Effective Date. The Hirschfield Agreement shall be in form acceptable to both MPTG and Ms. Hirschfield, and shall provide, among other things, for (i) the employment of Ms. Hirschfield for a term of three years at a base salary of $120,000 per year; (ii) the grant to Ms. Hirschfield options under the MPTG Stock Option Plan, (iii) a severance benefit in the event of termination of the agreement or a change in control.

12.03. Designee to MPTG Board of Directors. Mr. Gressett and his designee shall have been elected to the MPTG board of Directors. Newell Crane shall agree to vote for Mr. Gressett and his designee as directors of MPTG in each of the four (4) years following the Effective Date.

12.04. Bridge Financing. At or prior to the Effective Date (or subject to the Effective Date if prior to the Effective Date), MPTG shall have entered into a letter of intent for bridge financing in the aggregate amount of not less than $500,000.

12.05. Proposed Public Offering. MPTG shall have entered into a letter of intent for a public offering from which MPTG will realize gross proceeds of approximately $8,000,000.

12.06. Transfer Of Condominium. MPTG shall have caused to be transferred to Mr. Gressett all right, title and interest to the condominium owned by Maplecrest and shall have assumed all liability for existing mortgages on the condominium.

12.07. Lockup Agreement.   All Shareholders of MPTG, except for holders of
212,500 unrestricted shares of MPTG common stack, shall have agreed to be subject to the same restrictions on the resale of their sales as the holders of the MPTG common stock issued in the merger.


ARTICLE XIII

TERMINATION

13.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date (whether before or after approval of this Agreement by the shareholders of Maplecrest):

(a)	by mutual written consent of Maplecrest and MPTG;

(b)	by either Maplecrest or MPTG, if the Merger has not been consummated by
December 31, 1999;

(c)	by either Maplecrest or MPTG if there shall be any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining MPTG or Maplecrest from consummating the Merger and such order, decree, injunction or judgment shall have become final and non-appealable;

(d)	by MPTG upon the occurrence of any event that would result in a failure of any of the conditions set forth in Article  X and XII hereof; or

(e)	by Maplecrest upon the occurrence of any event that would result in a failure of any of the conditions set forth in Articles XI and XII hereof; or

13.02. Effect of Termination. If this Agreement is terminated pursuant to this Section, this Agreement shall become void and of no effect with no liability on the part of any party hereto.


ARTICLE XIV

CLOSING

14.01.  Closing.    Unless this Agreement shall have been terminated and the
Merger herein contemplated shall have been abandoned, a closing will be held following the satisfaction or waiver of the conditions specified in Articles X, XI and XII, at the offices of Masterpiece Technology Group, Inc. or at such other place as the parties shall agree to.


ARTICLE XV

MISCELLANEOUS

15.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex or similar writing) and shall be given:

If to Maplecrest to:

G. Richard Gressett
Maplecrest Software
11 Lake Ave. Ext.
Danbury, CT 06811


with copies to:

Victor J. DiGioia, Esq.
Goldstein & DiGioia, LLP
369 Lexington Avenue
New York, New York  10017

If to MPTG to:

Newell D. Crane
Masterpiece Technology Group
455 Wards Corner Road
Loveland, OH 45140

with copies to:

Jim Parsons, Esq.
500 108 Avenue NE
Suite 1710
Bellevue WA 98004

or such other address as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when the appropriate answer back is received or (b) if given by any other means, when delivered at the address specified in this Section.

15.02. Survival of Representations and Warranties. The representations and warranties contained herein shall terminate at the Effective Date. This Section shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Date.

15.03.	Waivers.  At any time prior to the Effective Date, MPTG, on the one hand, and Maplecrest, on the other hand, may (a) extend the time for the performance of any agreement of another party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or (c), waive compliance with any agreement or condition contained herein. Any agreement on the part of any party to any such extension or waiver shall be effective only if set forth in a writing signed on behalf of such party and delivered to the other parties.

15.04.	Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign or otherwise transfer any of its rights or obligations under this Agreement without the consent of each of the other parties hereto. This Agreement shall be binding upon and is solely for the benefit of each of the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

15.05.	Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Utah applicable to contracts made and to be performed entirely therein.

15.06.	Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same force and effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

15.07.	Entire Agreement.  This Agreement, including the Schedules and
Exhibits hereto, contains all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, all as of the day and year first above written.

MASTERPIECE TECHNOLOGY GROUP,  INC.
	A Utah Corporation


By:  /s/ Newell Crane
     Newell D. Crane, M.B.A., Ph.D.
     President & CEO



	MAPLECREST SOFTWARE DEVELOPMENT, INC.
A Connecticut Corporation


By:  /s/ Richard Gressett
    G. Richard Gressett
    President & CEO


MASTERPIECE Technology Group
455 Wards Corner Road / Loveland, Ohio 45140 / 513-831-6647 ? FAX 513-831-5633